Exhibit 23.7

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-4 of our reports dated March 15, 2017, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Middleburg Financial Corporation and subsidiaries, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia
November 15, 2018